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                                                                     EXHIBIT 3.1

                                  AMENDMENT TO
                          BY-LAWS OF HADCO CORPORATION


         This Amendment (the "Amendment") to the By-Laws of Hadco Corporation (the "By-Laws") is effective as of April 17, 2000. The By-Laws shall be amended as follows:

         The following language shall be added as Paragraph 8 to Article VI thereof:

         8. 1987 MASSACHUSETTS CONTROL SHARE ACQUISITION ACT. The 1987 Massachusetts Control Share Acquisition Act, Chapter 110D of the Massachusetts General Laws, as it may be amended from time to time, shall not apply to the Corporation.

         Except as specifically amended hereby, each of the provisions of the By-Laws are hereby ratified and confirmed and shall remain in full force and effect.